Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012

November 8, 2011

SERVOTRONICS, INC. (NYSE Amex– SVT)

REPORTS 2011 THIRD QUARTER

AND NINE MONTH FINANCIAL RESULTS

AND DECLARES A SECOND $0.15 PER COMMON SHARE DIVIDEND IN 2011

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported an approximate 341% increase in net income for the three month period ended September 30, 2011 to $904,000 (or $0.46 per share Basic, $0.44 per share Diluted) on an approximate 20% increase in revenues of $8,808,000 as compared to net income of $205,000 (or $.10 per share Basic and Diluted) on revenues of $7,346,000 for the comparable three month period ended September 30, 2010. Net income for the nine month period ended September 30, 2011 was increased approximately 27% to $2,038,000 (or $1.03 per share Basic, $0.97 per share Diluted) on an approximate 9% increase in revenues of $25,496,000. The comparable net income for the same nine month period of 2010 was $1,606,000 (or $0.82 per share Basic, $0.75 per share Diluted) on revenues of $23,433,000. The Company primarily attributes the increase in revenues and net income to increased shipments and product mix. Also reported was that the Company’s 9/30/11 working capital continues strong at $20,123,000 as compared to $18,480,000 for the comparable period ended September 30, 2010. The Company’s continuing strong financial position was specifically noted in the face of challenging global economic uncertainties. Also, there continues to be a consensus among economic/political commentators that U.S. tax rates will be higher in 2012.

In anticipation that new higher tax rates may be specifically imposed upon qualified dividends in 2012, the Company’s Board of Directors declared a $0.15 per share dividend to be paid on December 16, 2011 to shareholders of record on November 28, 2011. This second dividend payment in 2011 was determined by the Company’s Board of Directors in time for the shareholders to use the proceeds for end-of-year financial obligations and prior to any dividend income tax increases that may occur in 2012. Shareholders should not assume that dividends will be declared at comparable time periods or at all in the year 2012 unless the Company gives notice of such expectations/dividends.

The Company is composed of two groups – the Advanced Technology (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, pocket knives and other edged products for both commercial and government applications.
FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.